Exhibit 10.1

Execution Copy

CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (this “Agreement”), dated as of September 24, 2013, is entered into by and between EveryWare Global, Inc., a Delaware corporation (the “Company”) and Monomoy Capital Management, L.P., a Delaware limited partnership (the “Consultant”). The Company and Consultant are referred to herein as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Consultant has been providing certain business, financial management and related consulting services (the “Services”) to the Company and its direct and indirect subsidiaries (the “Subsidiaries”) since the consummation of the transactions contemplated by that certain Business Combination Agreement and Plan of Merger, dated as of January 31, 2013, by and among ROI Acquisition Corp., ROI Merger Sub Corp., ROI Merger Sub LLC and the Company, and the Company and its Subsidiaries desire to continue to receive Services from the Consultant and to obtain the benefits of the experience and knowledge of the Consultant;

WHEREAS, the Consultant desires to continue to provide the Services to the Company and its Subsidiaries pursuant to the terms of this Agreement and the Parties have elected to enter into this Agreement to memorialize the provision of the Services as set forth herein; and

WHEREAS, in accordance with the Company’s related party transactions policy, the Audit Committee (as defined below) has reviewed and approved of the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Company and the Consultant hereby agree as follows:

1. Agreement; Term.

(a) The Company and the Subsidiaries have requested that from time to time the Consultant perform the Services for the Company and the Subsidiaries. To the extent the Consultant performs such Services for the Company and/or any Subsidiary, unless otherwise specified in writing, the terms and conditions under which the Consultant will provide such Services are specified herein. The Parties agree and acknowledge that the Consultant shall have no obligation to perform any such Services except as agreed to by the Consultant from time to time.

(b) It is expressly understood and agreed that the Consultant shall devote only so much time, and shall consult with and advise the officers and directors of the Company and/or any Subsidiary only to such extent and at such times and places as may be mutually agreed by the Company and/or such Subsidiary and the Consultant. The Consultant shall be free to provide similar Services to such other business enterprises or activities as the Consultant may deem fit without any limitation or restriction whatsoever. Except as set forth in Section 2(b) or any future agreement between the Parties, the Consultant will provide and devote to the performance of this Agreement such partners, employees and agents of the Consultant as it shall deem appropriate to the furnishing of the Services mutually agreed upon by the Company and the Consultant; it being understood that, except as set forth in Section 2(b), no minimum number of hours is required to be devoted by the Consultant on a weekly, monthly, annual or other basis.

(c) The term of this Agreement shall commence on the date hereof (the “Effective Date”) and shall terminate on the date which is three (3) months following the Effective Date, and shall be extended automatically thereafter on a month-to-month basis (such period of time, the “Term”); provided that either Party may elect in writing to terminate this Agreement upon ten (10) days prior written notice of the expiration of the current or extended Term. Notwithstanding any other provisions hereof, (A) the Company’s obligation to pay amounts due with respect to periods prior to the termination hereof and (B) the provisions of Sections 3 through 21 hereof, in each case shall survive any termination of this Agreement.

2. Compensation and Expenses.

(a) Except as contemplated hereby or as approved by the Audit Committee (the “Audit Committee”) of the board of directors (the “Board”) of the Company, the Company shall have no obligation to pay the Consultant and/or any of its affiliates (other than, for the avoidance of doubt, the Company and the Subsidiaries) (each, a “Consultant Affiliate”) any fees for the Services rendered hereunder and all matters related thereto (the “Consulting Fees”).

(b) Subject to the terms of the Credit Agreements, the Company will pay the Consultant a monthly fee in an aggregate amount of $35,700.00 for certain Services provided by Steve Pallotta (“Pallotta”) (as assigned by the Special Projects Committee of the Board or the Chief Executive Officer), including, without limitation, (i) advice and consultation regarding the integration of, and operational support related to, current and potential acquisitions identified by the Chief Executive Officer or the Special Projects Committee of the Board, (ii) advice and consultation regarding supply chain management in the United Kingdom and Brazil, (iii) advice and consultation regarding the Company’s e-commerce business, and (iv) advice and consultation regarding the selection of a third-party logistics provider (“3PL”) in Brazil, as well as the implementation of distribution and logistical operations in Brazil with the selected 3PL. During the Term, Pallotta shall provide at least fifty (50) hours of Services per week to the Company.

(c) Subject to the terms of the Credit Agreements and the Company’s expense reimbursement and travel policy, the Company shall reimburse, or cause the Subsidiaries to reimburse, the Consultant, any Consultant Affiliate or any of their respective members, managers, partners, directors, officers, employees or agents from time to time at the request of such party for the cost of all reasonable out-of-pocket fees and expenses incurred by such party in the performance of the Services rendered hereunder and all matters related thereto (the “Consultant Expenses”). Such out-of-pocket costs shall include the costs of airfare, lodging and transportation for the Company’s or any Subsidiary’s benefit and will not exceed $20,000 of unreimbursed expenses at any time. For the avoidance of doubt, reimbursement of such Consultant Expenses shall not be conditioned on the approval of the Audit Committee and shall be in addition to any Consulting Fees payable hereunder. The aforementioned Consulting Fees and Consultant Expenses (together, the “Fees”) will be payable promptly, but, in no event more than fifteen (15) business days following the date which Consultant or any Consultant Affiliate submits to the Company an invoice for such fees and expenses (which may be more than once per month).

(e) For purposes of this Agreement, the term “Credit Agreements” shall mean, collectively, (i) the Term Loan Agreement, dated as of May 21, 2013, by and among Anchor Hocking, LLC, Oneida Ltd., Universal Tabletop, Inc., Deutsche Bank Securities Inc., Jefferies Finance LLC and the other parties thereto (as amended, supplemented or otherwise modified from time to time in accordance with its terms, including any agreements that govern replacements, refinancing or substitutions thereof), and (ii) the Second Amended and Restated Loan and Security Agreement, dated as of May 21, 2013, by and among Wells Fargo Bank, NA, Oneida Ltd., Anchor Hocking, LLC, Universal Tabletop, Inc., Wells Fargo Capital Finance, LLC and each of the other financial institutions party thereto (as amended, supplemented or otherwise modified from time to time in accordance with its terms, including any agreements that govern replacements, refinancing or substitutions thereof).

3. Relationship of the Parties. The Consultant is providing the Services hereunder as an independent contractor. Nothing in this Agreement shall be deemed to constitute the Parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor in any manner create any employer-employee or principal-agent relationship between the Company and/or any of the Subsidiaries on the one hand, and the Consultant or any of the Consultant’s members, managers, agents, sub-contractors, officers or employees on the other hand (notwithstanding the fact that the Company and the Consultant may have in common any officers, directors, stockholders, members, managers, employees, or other personnel).

4. Directors and Officers. Nothing in this Agreement shall be construed to relieve the directors or officers of the Company or any of the Subsidiaries from the performance of their respective duties or limit the exercise of their powers in accordance with the Company’s or such Subsidiary’s, as applicable, charter, bylaws, operating agreement, other constituent documents, applicable law, or otherwise. The activities of the Company and each of the Subsidiaries shall at all times be subject to the control and direction of their respective directors, managers and officers. The Company and the Subsidiaries reserve the right to make all decisions with regard to any matter upon which the Consultant or any Consultant Affiliate has rendered its advice and consultation. The Parties expressly acknowledge and agree that the Consultant is being engaged by the Company to provide the Services to the Company and the Subsidiaries, for which the Consultant will be compensated pursuant to the terms of this Agreement. The Consultant shall not, and shall have no authority to, control the Company or any of the Subsidiaries or the Company’s or any of the Subsidiaries’ day-to-day operations, whether through the performance of the Consultant’s duties hereunder or otherwise. The Company’s and each of the Subsidiaries’ directors, managers, officers and employees shall retain all responsibility for the Company or such Subsidiary, as applicable, and its operations as and to the extent required by the Company’s or such Subsidiary’s charter, bylaws, operating agreement, other constituent documents, and applicable law, rule or regulation.

5. Limitation of Liability. Neither the Consultant nor any of its affiliates, nor any of their respective past, current or future members, managers, partners, directors, officers, employees, agents and/or controlling persons, nor any successor by operation of law (including by merger) of any such person, nor any entity that acquires all or substantially all of the assets of any such person in a single transaction or series of related transactions (all of the foregoing, collectively, the “Consultant Indemnitees”) shall be liable to the Company or any of the Subsidiaries or their respective affiliates or any of the security holders or creditors of the

Company or any of its affiliates for any damage, loss, liability, deficiency, diminution in value, action, suit, claim, proceeding, investigation, audit, demand, assessment, fine, judgment, cost or other expense (including, without limitation, legal fees and expenses) (collectively “Liabilities”) directly or indirectly (whether based in contract, tort or otherwise) arising out of, related to, caused by, based upon or in connection with the performance of the Services contemplated by this Agreement (including pursuant to any subsequent engagement of the Consultant hereunder) except to the extent that such Liability shall have been finally determined by a court of competent jurisdiction to have resulted directly and primarily from the fraud, bad faith, gross negligence or willful misconduct of such person. The Consultant makes no representations or warranties, express or implied, in respect of the Services provided by any Consultant Indemnitee. In no event will any Consultant Indemnitee be liable to (i) the Company or any of the Subsidiaries or their respective affiliates (x) for any special, indirect, punitive, incidental or consequential damages, including, without limitation, loss of profits or savings or lost business, whether or not such damages are foreseeable or such Consultant Indemnitee has been advised of the possibility of such damages or (y) in respect of any Liabilities relating to any third party claims (whether based in contract, tort or otherwise), except as set forth in Section 6 below or (ii) to any of the security holders or creditors of the Company for any Liability whatsoever. Under no circumstances will the aggregate of any and all Liabilities of the Consultant Indemnitees exceed the aggregate of the fees actually paid to the Consultant hereunder.

6. Indemnification; Advancement.

(a) The Company and the Subsidiaries shall jointly and severally reimburse, defend, indemnify and hold the Consultant Indemnitees, and each of them, harmless from and against any Liabilities arising out of, related to, caused by, based upon or in connection with (a) any act or omission of, or on behalf of, the Company, any of the Subsidiaries, the Consultant or any of the Consultant Indemnitees, except to the extent such Liability shall have been finally determined by a court of competent jurisdiction to have resulted directly and primarily from the fraud, bad faith, gross negligence or willful misconduct of the person seeking indemnification, or (b) any act or omission made at the direction of the Company or any of the Subsidiaries (collectively, the items in (a) and (b) above, “Claims”). The Company and the Subsidiaries shall jointly and severally defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company, any of the Subsidiaries or any of their affiliates, or any Consultant Indemnitee or in which any Consultant Indemnitee may be impleaded with others upon any Claims, or upon any matter, directly or indirectly arising out of, related to, caused by, based upon or in connection with this Agreement, the Services or the performance (or failure of performance) hereof by any Consultant Indemnitee. Reasonable expenses incurred by a Consultant Indemnitee entitled to be indemnified under this Section 6 who was, is or is threatened to be made subject to a Claim shall be paid by the Company in advance of the final disposition of the Claim upon receipt of an undertaking by or on behalf of such Consultant Indemnitee to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Company and the Subsidiaries as set forth herein. The Company hereby acknowledges that the Consultant Indemnitees have certain rights to advancement and/or indemnification by certain affiliates of Consultant (collectively, the “Fund Indemnitors”). The Company hereby agrees (for itself and the Subsidiaries) that the Company and the Subsidiaries are the indemnitor of first resort (i.e., each such person’s respective obligations to the Consultant Indemnitees are primary and those of the Fund Indemnitors are secondary), that the Company and the Subsidiaries are liable for the full amount of payments of indemnification required by any organizational document of such entity or any agreement to which such entity is a party, and that the Company (for itself and the Subsidiaries) irrevocably and unconditionally waives any claims against the Fund Indemnitors for contribution, subrogation, exoneration, reimbursement or any other recovery of any kind for which it is liable pursuant to any organizational document or agreement including this Agreement. The Company (for itself and the Subsidiaries) further agrees that no payment for indemnification by the Fund Indemnitors on behalf of any Consultant Indemnitee with respect to any claim for which a Consultant Indemnitee has sought payment from it shall affect the foregoing, and the Fund Indemnitors, to the extent of such payment, shall be subrogated to all of the rights of recovery of such Consultant Indemnitee against it.

(b) The Consultant shall reimburse, defend, indemnify and hold the Company and the Subsidiaries harmless from and against any Liabilities arising out of, related to, caused by, based upon or in connection with any act or omission of, or on behalf of, the Company, any of the Subsidiaries, the Consultant or any of the Consultant Indemnitees, to the extent such Liability shall have been finally determined by a court of competent jurisdiction to have resulted directly and primarily from the fraud, bad faith, gross negligence or willful misconduct of the Consultant.

7. Notices. All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed conclusively to have been given (i) when personally delivered, (ii) when sent by facsimile (with hard copy to follow) during a business day (or on the next business day if sent after the close of normal business hours or on any non-business day), (iii) when sent by electronic mail (with hard copy to follow) during a business day (or on the next business day if sent after the close of normal business hours or on any non-business day), (iv) one (1) business day after being sent by reputable overnight express courier (charges prepaid), or (v) three (3) business day following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, requests, demands and communications to the Parties shall be sent to the addresses indicated below:

If to the Company:

EveryWare Global, Inc.

519 North Pierce Avenue

Lancaster, OH 43130

Attention:         Kerri Cárdenas Love

Facsimile No.:   740.681.6078

If to the Consultant:

Monomoy Capital Management, L.P.

142 West 57th Street, 17th Floor

New York, NY 10019

Attention:          Daniel Collin

                           Stephen Presser

Facsimile No.:   (212) 699-4010

8. Assignment; Successors and Assigns. This Agreement and the rights, duties and obligations of the Company and the Subsidiaries hereunder may not be assigned or delegated by the Company or any Subsidiary without the prior written consent of the Consultant. All covenants, promises and agreements by or on behalf of the Parties contained in this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and assigns.

9. Amendments. No modification, amendment, supplement or supplement of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Consultant and the Company. No waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the waiving Party.

10. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry proceeding or investigation to any court other than one of the above named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7 hereof is reasonably calculated to give actual notice.

11. Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY,

PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (II) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

13. Section Headings. The headings of each section are contained herein for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

14. Entire Agreement. This Agreement sets forth the entire agreement of the Parties hereto with regard to the subject matter hereof and supersedes and replaces all prior agreements, understandings and representations, oral or written, with regard to such matters.

15. Severability. If any provision of this Agreement or application thereof under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

16. Electronic Delivery; Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto or thereto shall re-execute the original form of this Agreement and deliver such form to all other Parties. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

17. Further Assurances. Each Party hereto agrees to use all reasonable efforts to obtain all consents and approvals, and to do all other things, necessary for the transactions contemplated by this Agreement. The Parties agree to take such further action and to deliver or cause to be delivered any additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the agreements and transactions contemplated hereby.

18. Attorneys’ Fees. If any action at law or in equity is necessary or desirable to enforce or interpret the terms of this Agreement, to protect the rights obtained hereunder, or where any provision hereof is validly asserted as a defense, then the prevailing Party shall be entitled to recover from the non-prevailing Party its reasonable attorneys’ fees incurred in connection therewith, including attorneys’ fees on appeal, and all costs and disbursements, in addition to any other available relief or remedy to which it may be entitled.

19. Confidentiality. Consultant agrees that, during the Term and for a period of one year thereafter, Consultant will not disclose to anyone any proprietary, non-public information of the Company which Consultant became aware of solely and exclusively as a result of the provision of services hereunder (the “Confidential Information”). Confidential Information shall not include information that, at the time of disclosure (i) is or becomes generally available to the public other than as a result of any breach of this Section 19 by Consultant; (ii) is or becomes available to Consultant on a non-confidential basis from a third-party source; (iii) was known by or in the possession of Consultant prior to being disclosed by or on behalf of the Company; (iv) was developed independently by Consultant without reference to or reliance upon the Confidential Information; or (v) is requested or required to be disclosed pursuant to applicable federal, state or local law, regulation or a valid order made or issued by a court or governmental agency of competent jurisdiction.

20. Construction. The construction of this Agreement shall not take into consideration the Party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document.

21. Review by Board. The Company for itself and each Subsidiary represents and warrants to each Consultant Indemnitee that its board of directors or similar governing body has reviewed the terms of this Agreement and approved, consented to and ratified all provisions contained therein. The Company agrees to take, and to cause its Subsidiaries and affiliates to take, all action requested by any Consultant Indemnitee such that such Consultant Indemnitee receives the full benefit contemplated by the terms hereof (including those set forth and contemplated by Section 6).

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IN WITNESS WHEREOF, the Parties have executed this Consulting Agreement as of the date first above written.

MONOMOY CAPITAL MANAGEMENT, L.P.

By:	/s/ Andrea Cipriani
Name:	ANDREA CIPRIANI
Title:	CFO

EVERYWARE GLOBAL, INC.

By:	/s/ Kerri Cárdenas Love
Name:	Kerri Cárdenas Love
Title:	CAO, GC & Secretary

[Signature Page to Consulting Agreement]